NEWS RELEASE
FOR RELEASE ON OR AFTER: April 26, 2011
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

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REGAL BELOIT ANNOUNCES NEW CHIEF OPERATING OFFICER

April 21, 2011 (Beloit, WI): Regal Beloit Corporation (NYSE:RBC) today announced that Jonathan J. Schlemmer will assume the role of Chief Operating Officer effective May 2, 2011. Mr. Schlemmer will oversee the company’s day-to-day business operations and will report directly to the company’s Chief Executive Officer.

Mr. Schlemmer is currently the company’s Senior Vice President – Asia Pacific, a position he has held since January 2010. Prior to that, Mr. Schlemmer served as the company’s Vice President – Technology since 2005.  Before joining Regal Beloit, Mr. Schlemmer worked for the General Electric Corporation in its electric motors business in a variety of roles including quality, Six Sigma and engineering.  Mr. Schlemmer, who is a certified Six Sigma Master Blackbelt, has a Bachelor Degree in Electrical Engineering from Purdue University.

“We are extremely pleased to have Jon serve as our next COO,” said Mark J. Gliebe, the company’s current President and Chief Operating Officer who will become Chief Executive Officer on May 2, 2011. “Jon has a wide range of experience with and a tremendous grasp of our business and a vision for the future of the electric motor and controls industry. His broad level of experience with engineering, quality, sourcing, technology and operations and his demonstrated leadership skills make him well-suited to take this important position in our company,” said Mr. Gliebe. “Additionally, Jon has a strong and capable team to work with, and I’m very confident in his ability to lead the organization.”

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regalbeloit.com